CONSULTING AGREEMENT

This Consulting Agreement, dated as of September 5, 2008, (the "Agreement"), is entered into by and between NorthWestern Energy ("NWEC" or "Company"), a Delaware corporation with its principal place of business located at 3010 West 69th Street, Sioux Falls, South Dakota, 57108 and Thomas J. Knapp ("Knapp" or "Consultant"), a Maryland resident. NWEC and Knapp are collectively referred to herein as the "Parties."

WHEREAS, Knapp was employed with NWEC through August 29, 2008; and

WHEREAS, the Company and Knapp amicably agree to terminate his employment; and

WHEREAS, NWEC is agreeable to ending Knapp's employment with NWEC and entering into a agreement with Knapp with agreed upon consulting services to NWEC for the period September 1, 2008 through December 31, 2008, unless terminated by NWEC, by Knapp or on the date Knapp has secured other employment unless extended by mutual agreement; and

WHEREAS, Knapp desires to provide certain consulting services;

NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, the parties hereby agree as follows:

1. Engagement.

a. NWEC agrees to engage Knapp, and Knapp agrees to provide certain agreed upon consulting services on behalf of NWEC as more fully described in Exhibit A attached hereto and incorporated herein by reference (hereinafter "Consulting Services.") It is the intent of the Parties and it is understood and agreed that, in the performance of such Consulting Services under the terms of this Agreement, and any amendments thereto, Knapp shall perform such Consulting Services as an independent contractor with respect to NWEC, and not as an employee of NWEC, it being specifically agreed that the relationship is and shall remain that of independent parties to a contractual relationship as set forth in this Agreement.

b. The Parties agree that NWEC shall determine the Consulting Services to be performed by Knapp under this Agreement, subject to the conditions set forth within this Agreement. Knapp understands and agrees that in performing such Consulting Services. Knapp agrees that he may not transfer, assign or subcontract his obligations under this Agreement without the express written consent of NWEC.

c. For the purposes of this Agreement, it is understood and agreed by the Parties that Knapp shall perform the Consulting Services from 7116 Darby Road, Bethesda, Maryland 20817 or such other location as Knapp determines or the Company requires. Knapp may be required to travel in performance of the Consulting Services but only upon approval by NWEC.

d. NWEC is not responsible for payroll withholdings, and shall not withhold FICA or taxes of any kind from any payments that it owes Knapp.

e. Knapp agrees that neither Knapp his employees, employees of a business entity for which Knapp serves as an employee, partner or other type of owner, shall be entitled to receive any benefits which employees of NWEC are entitled to receive. Further, Knapp agrees that he is not eligible to receive and is not covered by NWEC workers' compensation, unemployment compensation, health insurance, life insurance, paid vacations, paid holidays, incentive compensation, pension, or profit sharing, or any similar employee benefit.

f. Knapp shall be solely responsible for paying his employees, if any, and shall be solely responsible for paying any and all taxes, FICA, workers' compensation, unemployment compensation, health insurance, life insurance, paid vacations, paid holidays, pension, profit sharing and other similar benefits for Knapp and his employees, servants and agents. Knapp shall also be responsible for likewise paying any employees of a business entity for whom Knapp serves as an employee, partner or other type of owner as well as any third party entities or individuals with whom he may contract. Knapp will indemnify and hold harmless NWEC from any and all loss or liability, including attorney's fees, arising from his failure to make any of these payments or withholdings, or provide these benefits, if any.

g. If the Internal Revenue Service or any other governmental agency should question or challenge Knapp's independent consulting status, Knapp and NWEC shall have the right to participate in any discussion or negotiation occurring with any agency or agencies, regardless of with whom or by whom these discussions or negotiations are initiated.

2. Work. Knapp shall perform the work as more particularly described in Exhibit A.

a. Knapp agrees to comply with all applicable laws, codes and regulations and other instructions, standards of conduct, policies and procedures established and/or promulgated by NWEC, orally or in written or electronic form, which may be amended from time to time.

b. Knapp shall report on legal matters to the Vice President, General Counsel and Corporate Secretary and on governmental affairs matters to the Vice President, Government and Regulatory Affairs of NorthWestern Energy, unless otherwise instructed.

c. Knapp shall have access to only the following NWEC property: Company email system, computer equipment, cellular phone, corporate jet and other resources mutually agreed upon for business purposes.

3. Compensation. Knapp shall be paid a retainer fee for work rendered to NWEC in the amount of $15,000.00 (Fifteen Thousand Dollars) to be paid within the first five (5) working days after acceptance of this agreement by both parties and thereafter the same amount to be paid within the first five (5) days of each subsequent month covered by this Agreement. A Form 1099 shall be issued each year for all payments made. No deductions will be made from these checks.

4. Intellectual Property. Knapp shall make no use of NWEC trademarks, trade names, service marks, copyrights or other intellectual property of NWEC, NWEC engage in any program or activity that makes use of or contains any reference to NWEC, its trademarks, trade names, service marks, or copyrights except with written consent of NWEC, expressed in a duly executed license agreement or otherwise. By executing this Agreement, NWEC hereby grants Knapp its written consent to refer to NWEC in discussions and through forms, correspondence or other documentation provided and/or approved by NWEC. Knapp shall report to NWEC all violations of NWEC's intellectual property and other proprietary rights and other works immediately upon discovery of such violations by Knapp.

5. Covenants of Knapp. Knapp covenants as follows:

a. Knapp shall exercise reasonable efforts to not at any time, during or after the term of this Agreement, directly or indirectly divulge or otherwise disclose to anyone other than an employee of NWEC the procedures and policies of NWEC, or other information which is confidential or proprietary to NWEC, unless under legal obligation to do so or unless NWEC gives its prior written consent to such disclosure.

b. All books, records, notes, reports, copies, advertising, contracts, documents and other information or writings relating to NWEC's business or its customers, employees, contractors, or agents, whether prepared by Knapp or otherwise coming into the possession of Knapp, are and shall remain the exclusive property of NWEC and shall be returned to NWEC upon termination of this Agreement or upon demand. No copies shall be retained by Knapp.

c. Knapp acknowledges that each of the foregoing matters is important and material to the business and success of NWEC and agrees that any breach of this paragraph 5 is a material breach of this Agreement, from which Knapp may be enjoined and for which Knapp shall be liable for to NWEC for appropriate compensatory damages which arise from the breach, together with interest and costs.

6. Non-Exclusive Agreement. The work performed for NWEC under this Agreement is not intended to be exclusive. Knapp shall be free to undertake additional consulting activities for another party provided that such activities do not interfere with the timely execution of the Work set forth in this Agreement. Knapp agrees to request the consent of NWEC for any consulting activities with any entity in order to insure that a material conflict does not exist. To the extent such conflict involves the provision of legal services, NWEC's Law Department will determine if the conflict can be waived. To the extent such conflict involves the provision of non-legal services, NWEC shall not unreasonably withhold such consent.

7. Indemnification. To the maximum extent permitted by law, Knapp shall defend, indemnify and hold harmless NWEC and its related and affiliated companies and all divestitures, directors, officers and employees, and hold them from all obligations, costs, fees, losses, liabilities, claims, judgments, actions, damages and expenses suffered, incurred or sustained by NWEC, its related and affiliated companies and all their respective directors, officers and employees which, in connection with this Agreement, arise out of or are related to (a) Knapp's intentional wrongdoing, intentional breach of duty, fraud, and/or intentional violation of any applicable laws, rules and regulations of federal or state governmental and regulatory agencies; (b) any activity by Knapp outside the scope of this Agreement; or (c) claims for benefits, compensation, damages or other amounts by any individual employed or retained by Knapp. Nothing about this provision shall in any way diminish or restrict any rights or claims Knapp may have for indemnification, including any under the Indemnification Agreement dated April 11, 2006 between the parties, or under any other agreement, statute, or common law theory.

8. Expenses. Knapp shall be reimbursed by NWEC for reasonable and verifiable expenses within thirty (30) days of presentation.

9. Term and Termination. This Agreement is effective as of September 1, 2008 and shall continue in effect through December 31, 2008. NWEC may terminate this Agreement for cause upon written notice to Knapp. Cause shall be defined as the failure of Knapp to cure after being provided written notification of a breach of the terms of this Agreement, failure to fulfill the duties and conditions of this Agreement, violation of NorthWestern's Code of Business Conduct and Ethics, or a violation of any of the laws and regulations applicable to the Work within this Agreement. If NWEC terminates for cause, no payments will be due Knapp under this Agreement. In the event NWEC elects to terminate this Agreement for convenience, NWEC shall pay Knapp a termination fee equal to $60,000.00 (Sixty Thousand Dollars) less the cumulative amount of all fees paid to Knapp prior to the termination date. In the event that Knapp secures other employment, Knapp agrees to use his best efforts to negotiate terms that would allow him to fulfill the terms of this Agreement. All such notices shall be delivered via email or US mail to NWEC's Vice President, General Counsel and Corporate Secretary or Knapp at the address indicated herein or to such other place as designated in writing by the Parties.

10. Assignment. Knapp may not assign his rights or delegate his duties under this Agreement without the prior written consent of NWEC. However, NWEC's rights and obligations under this Agreement may be assigned and delegated upon written notice to Knapp.

11. Waiver. Waiver by NWEC of any breach by Knapp shall not operate or be construed as a waiver of any subsequent breach by Knapp.

12. Law, Jurisdiction and Venue. The validity, interpretation, and performance of this Agreement shall be controlled by and construed in accordance with the laws of the State of South Dakota..

13. Arbitration of Disputes. NWEC and Knapp agree to resolve any claims they may have with each other through final and binding arbitration in accordance with the then current arbitration rules and procedures for disputes governing arbitrations administered by the Judicial Arbitration and Mediation Service (JAMS).

14. Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the consulting arrangement between the parties hereof and supersedes any other agreement relating to any consulting arrangement. It specifically does not supersede and has no effect on the Waiver and Release between the parties, any of Knapp's rights to severance benefits under that agreement, or the Indemnification Agreement between the parties dated April 11, 2006. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereof.

15. Captions. The captions stated herein are for convenience only and are not intended to alter any of the provisions of this Agreement.

Thomas J. Knapp	NorthWestern Corporation
By: /s/ THOMAS J. KNAPP	By: /s/ MIGGIE CRAMBLIT
Address: 7116 Darby Road	Its: Vice President, General Counsel
Bethesda, Maryland 20817	and Corporate Secretary
Date: September 13 ,2008	Date: September 5, 2008

EXHIBIT A

All requests for service by Knapp from NWEC will be communicated from NWEC officers or NWEC outside counsel.

Initial Services include, but are not limited to, the following:

•	Continued work on Colstrip 4 Rate Base Docket and Investigation
•	Continued work to finalize the Touch America settlement
•	Continued work to build relationships with NWEC's congressional delegations